Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

The GEO Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount of Securities to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	10.500% Senior Second Lien Secured Notes due 2028	457(o)	$504,289,000	100%	$504,289,000(1)	0.0000927	$46,747.59

	Other	Guarantees of 10.500% Senior Second Lien Secured Notes due 2028	457(n)	—	—	—	—	—(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts							$46,747.59

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$46,747.59

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act.